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                       [LETTERHEAD OF O'MELVENY & MYERS]

                                     June
                                     28th
                                     1995

California Commercial Bankshares                                    613,388-2
4100 Newport Place
Newport Beach, California 92660

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

          We are rendering this opinion to you in connection with a Registration Statement on Form S-8 (the "Registration Statement") covering the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of 750,000 shares (the "Shares") of Common Stock, no par value, of California Commercial Bankshares, a California corporation (the "Company"), issuable under the Company's Stock Award Plan (the "Plan"). We are familiar with the proceedings heretofore taken by you in connection with the authorization and issuance of the Shares.

          In connection with this opinion, we have examined such documents and have reviewed such matters of fact and questions of law as we have considered necessary for purposes hereof. On the basis of such examination and review and, subject to proceedings being duly taken and completed by you as now contemplated by us as your counsel prior to the issuance of the Shares, we are of the opinion that the Shares to be issued under the Plan will, when issued and sold in accordance with the terms of the Plan, be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                           Respectfully submitted,

                                           /s/ O'MELVENY & MYERS